AG Mortgage Investment Trust, Inc. Announces Entrance into Single-Family Rental Business

NEW YORK -- (BUSINESS WIRE) –September 5, 2018 –AG Mortgage Investment Trust, Inc. (NYSE: MITT) (the “Company”) announced today that it entered into a Purchase and Sale Agreement (the “Purchase Agreement”) to acquire a stabilized portfolio of 1,225 single-family rental (“SFR”) homes located predominantly in the Southeast U.S. from funds affiliated with Connorex-Lucinda, LLC (“Conrex”). The transaction is expected to close during the third quarter of 2018. At closing, MITT will enter into a Property Management Services Agreement with Conrex whereby Conrex will continue to provide property management services with respect to the properties.

The aggregate purchase price of the portfolio is approximately $140 million. In conjunction with the transaction, the Company will finance the portfolio with approximately $37 million of cash on hand and approximately $103 million of 5-year, fixed rate debt.

MITT believes that entering the Single-Family Rental business through this initial transaction will provide MITT and its shareholders with attractive strategic and financial benefits because:

•	SFR is complementary to MITT’s existing strategies and leverages the expertise of the Angelo Gordon platform;

•	Adding a new product channel supplements the already plentiful flow of investment opportunities for MITT; and

•
Our SFR partner in this transaction, Conrex, has built a robust infrastructure and a regional concentration strategy, leading to operational efficiencies, as well as improved execution, oversight, and sourcing opportunities.

“The acquisition of single-family rental homes further bolsters MITT’s strategy as a leader in investing in a wide range of housing and credit transactions. MITT remains well-positioned to generate attractive returns by adding complementary assets to the portfolio and deepening the breadth of investment opportunities,” said David Roberts, Chief Executive Officer of MITT.
Chief Investment Officer of MITT, T.J. Durkin added, “We’ve been examining the SFR space since 2017, and we believe that with Conrex’s strong internally managed property management platform, Conrex is positioned to become a leader in the industry. We believe the SFR market continues to grow across geographies, quality classes and strategies, and permanent capital vehicles such as MITT are best positioned as long-term holders of stabilized assets. We look forward to the expansion into SFR as a meaningful way to deploy capital into our target assets.”
“Conrex welcomes having an experienced and sophisticated partner such as MITT. We appreciate their recognition of our value-oriented strategy. Given the vast opportunity, Conrex remains excited about continued investment in SFR and our ability to positively impact the lives in the communities we serve,” said Jon Grzyb, Chief Executive Officer of Conrex.
ABOUT AG MORTGAGE INVESTMENT TRUST, INC.
AG Mortgage Investment Trust, Inc. is a real estate investment trust that invests in, acquires and manages a diversified portfolio of residential and commercial mortgage assets, other real estate-

related securities and financial assets. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.
Additional information can be found on the Company's website at www.agmit.com.
ABOUT ANGELO GORDON
Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm currently manages approximately $28 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 450 employees, including more than 170 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.
ABOUT CONREX

Conrex is a privately held company that owns and/or operates more than 7,500 SFR homes, and has provided more than 25,000 residents with a place to call home. The company utilizes cutting-edge logistics to be the most purpose driven, people-centric, and operationally efficient SFR operator in the U.S.  Conrex is headquartered in Charleston, SC and has market offices throughout the Southeast and Midwest. For more information, visit www.rentconrex.com.

FORWARD LOOKING STATEMENTS
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to acquisitions, financing, deal execution, our investment and corporate strategy, our assets, investment returns, our financial and operating results, and our views on the SFR marketplace, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, our ability to implement our business strategy, our ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all, the Company’s ability to integrate newly acquired rental assets in the its investment portfolio, difficulties in identifying single-family properties to acquire, the Company’s ability to acquire single-family rental properties generating attractive returns, the Company’s ability to predict and control costs, the Company’s ability to effectively compete with competitors, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities and loans, conditions in the real estate market, and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company's filings with the Securities and Exchange Commission ("SEC"), including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All information in this press release is as of September 5, 2018. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Source: AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc.
Karen Werbel - Investor Relations
(212) 692-2110
ir@agmit.com